EXHIBIT 10(b)
SUMMARY OF COMPENSATION
PAYABLE TO NON-EMPLOYEE DIRECTORS
Effective January 1, 2010
     Director Fees. Effective January 1, 2010, the cash compensation payable to Sherwin-Williams’ non-employee directors is as follows:
•	An annual cash retainer of $85,000;

•	An additional annual cash retainer of $21,000 for the chair of the Audit Committee;

•	An additional annual cash retainer of $15,000 for the chair of the Compensation and Management Development Committee;

•	An additional annual cash retainer of $11,000 for the chair of the Nominating and Corporate Governance Committee; and

•	A meeting fee of $1,750 for each Board or Committee meeting attended in excess of twelve meetings during a calendar year. For purposes of calculating the number of meetings during a calendar year, any Board and Committee meetings held within 24 hours shall constitute one meeting.
     All retainer amounts are payable in quarterly installments in advance. All meeting fees are payable on the date of the meeting.
     In addition, non-employee directors receive an annual grant of restricted stock valued at approximately $95,000 at the time of the grant pursuant to The Sherwin-Williams Company 2006 Stock Plan for Nonemployee Directors.
     Other Benefits. All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and of committees of the Board of Directors.
     Sherwin-Williams pays the premiums for liability insurance and business travel accident insurance for all directors, including $225,000 accidental death and dismemberment coverage and $225,000 permanent total disability coverage, while the directors are traveling on Sherwin-Williams’ business.
     Directors may also receive the same discounts as Sherwin-Williams’ employees on the purchase of products at Sherwin-Williams’ stores and are eligible to participate in Sherwin-Williams’ matching gifts on the same basis as employees. These programs provide for annual matches for gifts of up to $5,000 under the matching gifts to education program and $1,000 under the matching gifts for volunteer leaders program, as well as annual grants of up to $200 under the grants for volunteers program.

     Deferral of Director Fees. In accordance with the Director Deferred Fee Plan, directors may elect to defer all or a part of their retainer and meeting fees. Deferred fees may be credited in a common stock account, a shadow stock account or an interest bearing cash account. The value of the shadow stock account reflects changes in the market price of Sherwin-Williams common stock and the payment of dividend equivalents at the same rate as paid on the common stock. Amounts deferred may be distributed either in annual installments over a period up to ten years or in a lump sum pursuant to a director’s payment election. Amounts credited to a shadow stock account are distributed in cash.